Exhibit 19.1

Cerus Corporation

Insider Trading Policy

(adopted March 29, 2024)

Introduction

During the course of your relationship with Cerus Corporation (“Cerus”), you may receive material information that is not yet publicly available (“material nonpublic information”) about Cerus or other publicly traded companies. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in Cerus’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in Cerus securities and in the securities of other applicable publicly traded companies, in each case by our directors, officers and other employees and the other persons or entities subject to this policy as described below.

Statement of Policy

It is the policy of Cerus that a director, officer or other employee of Cerus (or any other person or entity subject to this policy) who is aware of material nonpublic information relating to Cerus may not, directly or indirectly:

1.
engage in any transactions in Cerus securities, except as otherwise specified under the heading “Exceptions to this Policy” below;
2.
recommend the purchase or sale of any Cerus securities;
3.
disclose material nonpublic information to persons within Cerus whose jobs do not require them to have that information, or outside of Cerus to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with Cerus’s policies regarding the protection or authorized external disclosure of information regarding Cerus; or
4.
assist anyone engaged in the above activities.

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to Cerus at the time of the transaction.

The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Cerus’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of Cerus that no director, officer or other employee of Cerus (or any other person or entity subject to this policy) may either (a) recommend to another person or entity that they buy, hold or sell Cerus’s securities at any time or (b) disclose material nonpublic information to persons within Cerus whose jobs do not require them to have that information, or outside of Cerus to other persons (unless the disclosure is made in accordance with Cerus’s policies regarding the protection or authorized external disclosure of information regarding Cerus).

In addition, it is the policy of Cerus that no person subject to this policy who, in the course of his or her relationship with Cerus, learns of any confidential information that is material to another publicly traded company, including a customer or supplier of Cerus, may trade in that other company’s securities until the information becomes public or is no longer material to that other company.

There are no exceptions to this policy, except as specifically noted above or below.

Transactions Subject to this Policy

This policy applies to all transactions in securities issued by Cerus, as well as derivative securities that are not issued by Cerus, such as exchange-traded put or call options or swaps relating to Cerus’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of Cerus’s common stock in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Persons Subject to this Policy

This policy applies to you and all other directors, officers and other employees of Cerus and its subsidiaries. This policy also applies to members of your family who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose transactions in Cerus’s securities are directed or controlled by you and any other individuals or entities whose transactions in securities you direct or control. The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

Material Nonpublic Information

Material information

It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

•
financial results or forecasts;
•
status of product, product candidate or process development or regulatory approvals;
•
clinical data relating to products or product candidates;
•
timelines for pre-clinical studies or clinical trials;
•
acquisitions or dispositions of assets, divisions or companies;
•
public or private sales of debt or equity securities;
•
stock splits, dividends or changes in dividend policy;
•
the establishment of a repurchase program for Cerus’s securities;
•
gain or loss of a significant, customer, licensor, licensee or supplier;
•
major contract awards or cancellations;
•
notice of issuance or denial of patents;
•
regulatory developments;
•
top management or control changes;
•
employee layoffs;
•
a disruption in Cerus’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
•
tender offers or proxy fights;
•
significant write-offs;
•
accounting restatements;
•
significant litigation or settlements;
•
pricing changes or discount policies;
•
corporate partner relationships; and
•
impending bankruptcy.

When information is considered public

The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy on the third business day after the information was publicly disclosed. Depending on the particular circumstances, Cerus may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.

Quarterly Trading Blackouts

Because the Company’s Section 16 reporting officers (“executive officers”), directors, members of the finance group, and members of the marketing group having access to sales data, who we refer to as our “Covered Insiders”, are most likely to have regular access to material nonpublic information about Cerus, we require them to do more than refrain from insider trading. To minimize even the appearance of insider trading among our Covered Insiders, we have established “quarterly trading blackout periods” during which our Covered Insiders and their Related Persons—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in Cerus securities. That means that, except as described in this policy, Covered Insiders and their Related Persons will be able to trade in Cerus securities only during limited open trading window periods that generally will begin on the third business day after the public dissemination of Cerus’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Cerus securities if you are otherwise in possession of material nonpublic information.

For purposes of this policy, each “quarterly trading blackout period” will generally begin at the end of the fifteenth calendar day of the month in which each fiscal quarter ends and end on the third business day after the public dissemination of Cerus’s financial results for that quarter. Please note that the quarterly trading blackout period may commence early or may be extended if, in the judgment of the President, Chief Financial Officer or Chief Legal Officer, there exists undisclosed information that would make trades by Covered Insiders inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

A Covered Insider who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult the Chief Legal Officer. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the Chief Legal Officer concludes that the person is not in fact aware of any material nonpublic information relating to Cerus or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.

Event-Specific Trading Blackouts

From time to time, an event may occur that is material to Cerus and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the President, Chief Financial Officer or Chief Legal Officer may not trade in Cerus’s securities. In that situation, Cerus will notify the designated individuals that neither they nor their Related Persons may trade in Cerus’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.

The quarterly and event-driven trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to this Policy” below.

Exceptions to this Policy

This policy does not apply in the case of the following transactions, except as specifically noted:

1.
Option Exercises. This policy does not apply to the exercise of options granted under Cerus’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company or by delivery to Cerus of already-owned Cerus stock. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
2.
Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to Cerus to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under Cerus’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
3.
ESPP. This policy does not apply to the purchase of stock by employees under Cerus’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP. This policy does, however, apply to any sale of stock acquired pursuant to the ESPP.
4.
10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), directors, officers and other employees may establish a trading plan under which a broker is instructed to buy and sell Cerus securities based on pre-determined criteria (a “10b5-1 Trading Plan”). So long as a 10b5-1 Trading Plan is properly established, purchases and sales of Cerus securities pursuant to that Trading Plan are not subject to this policy. To be properly established, a director’s, officer’s or other employee’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of Cerus at a time when Cerus was not in a trading blackout period and they were not otherwise aware of any material nonpublic information relating to Cerus or the securities subject to the Trading Plan. Moreover, all 10b5-1 Trading Plans must be reviewed and approved by Cerus’s Chief Financial Officer or Chief Legal Officer (each, a “Compliance Officer”) before being established to confirm that the 10b5-1 Trading Plan complies with all pertinent company policies and applicable securities laws.

Special and Prohibited Transactions

1.
Inherently Speculative Transactions. No Cerus director, officer or other employee may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to Cerus’s stock.
2.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Cerus director, officer or other employee to continue to own Cerus’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Cerus director, officer or other employee may no longer have the same objectives as Cerus’s other stockholders. Therefore, Cerus directors, officers and other employees are prohibited from engaging in any such transactions.
3.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Cerus’s securities, Cerus directors, officers and other employees are prohibited from holding Cerus’s securities in a margin account or otherwise pledging Cerus’s securities as collateral for a loan.
4.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Cerus director, officer or other employee is in possession of material nonpublic information. Cerus therefore discourages placing standing or limit orders on Cerus’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.

Pre-Clearance and Advance Notice of Transactions

In addition to the requirements above, directors, officers and other employees face a further restriction: Even during an open trading window, they may not engage in any transaction in, or enter into, modify or terminate any contract, instruction or written plan or arrangement in, Cerus’s securities without first obtaining pre-clearance from a Compliance Officer in advance. The Compliance Officer will then determine whether the Covered Insider may proceed. Pre-cleared transactions not completed within three business days (or such other time as the Compliance Officer may designate) will require new pre-clearance.

Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the Compliance Officer.

To the extent possible, officers and directors subject to the reporting obligations under Section 16 of the Exchange Act will give advance notice to a Compliance Officer of upcoming transactions effected pursuant to an established 10b5-1 Trading Plan.

Upon the completion of any transaction by an officer or director subject to the reporting obligations under Section 16 of the Exchange Act, the individual must immediately notify the appropriate persons, as required by the Company’s Section 16 Compliance Program, so that the Company may assist in the Section 16 reporting obligations.

Short-Swing Trading, Control Stock and Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5) and any notices of sale required by Rule 144.

Prohibition of Trading During Pension Plan Blackouts

No director or executive officer of Cerus may, directly or indirectly, purchase, sell or otherwise transfer any equity security of Cerus (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR under the Exchange Act) if a director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition does not apply to any transactions that are specifically exempted, including but not limited to, purchases or sales of Cerus’s securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. Cerus will notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR. Because Regulation BTR is very complex, no director or executive officer of Cerus should engage in any transactions in Cerus’s securities, even if believed to be exempt from Regulation BTR, without first consulting with the Chief Legal Officer.

Policy’s Duration

This policy continues to apply to your transactions in Cerus’s securities and the securities of other applicable public companies as more specifically set forth in this policy, even after your relationship with Cerus has ended. If you are aware of material nonpublic information when your relationship with Cerus ends, you may not trade Cerus’s securities or the securities of other applicable publicly traded companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave Cerus during a trading blackout period, then you may not trade Cerus’s securities or the securities of other applicable companies until the trading blackout period has ended.

Individual Responsibility

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Cerus and to not engage in transactions in Cerus’s securities or the securities of other applicable public companies while aware of material nonpublic information, as more specifically set forth in this policy. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or other person or entity whose transactions are subject to this policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of Cerus or any employee or director of Cerus pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Cerus for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.

Penalties

Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by Cerus, including termination of employment. Anyone who has questions about this policy should contact their own attorney or Cerus’s Chief Legal Officer.

Amendments

Cerus is committed to continuously reviewing and updating its policies and procedures. Cerus therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of Cerus’s policies regarding insider trading may be obtained by contacting the Chief Legal Officer.